POWER OF ATTORNEY
I, the undersigned Trustee of Calvert Social Investment Fund (“CSIF”), hereby constitute Andrew K. Niebler, Lancelot A. King and Robert D. Benson my true and lawful attorneys, with full power to each of them, (i) to sign for me, in my name and in the appropriate capacities, the Registration Statement on Form N‑14 relating to the proposed merger of Calvert Global Value Fund and Calvert Global Equity Income Fund, each a series of Calvert SAGE Fund (“CSF”), and Calvert Large Cap Core Portfolio, a series of CSIF, into Calvert Equity Portfolio, a series of CSIF, including any amendments to the Registration Statement filed by CSIF relating thereto, (ii) to take all such other actions, in my name and on my behalf, as they may deem necessary or advisable to effect the foregoing merger, and (iii) to do all such things, in my name and on my behalf, that they may deem necessary or advisable for registering, maintaining registration, or claiming and maintaining exemptions from registration of CSIF with any government agency in any jurisdiction, domestic or foreign, in connection with the foregoing merger.
The same persons are authorized generally to do all such things in my name and behalf to comply with the provisions of all federal, state and foreign laws, regulations, and policy pronouncements affecting CSIF in connection therewith, including, but not limited to, the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Internal Revenue Code of 1986, and all state laws regulating the securities industry.
When any of the above-referenced attorneys signs my name to any document in connection therewith, the signing is automatically ratified and confirmed by me by virtue of this Power of Attorney.
WITNESS my hand on the date set forth below.

March 8, 2016	/s/ Sydney A. Morris
Date	Signature

/s/ Freeman Yu	Sydney A. Morris
Witness	Name of Trustee

Freeman Yu
Witness Name (Printed)